EXHIBIT 10.01

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) between Blue Earth, Inc., a Nevada corporation (the “Company”) and Donald R. Kendall, Jr. (the “Executive”), dated as of this 31st day of January, 2014 (the “Effective Date”).

RECITALS

A.

The Company desires to employ Executive as the Chief Executive Officer of a wholly-owned subsidiary of the Company, tentatively named Blue Earth Capital (hereinafter “BEC”), the purpose of which is to provide financing opportunities and financing  and merger and acquisition advisory work for the Company and its subsidiaries in the areas of their current activities and mutually agreed upon future activies, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement; and

B.

References to the Company throughout this Agreement shall include the Company, BEC and all of their affiliates.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.

Term.  The term of employment of the Executive by the Company hereunder shall be for a period commencing as of the Effective Date and ending on January 31, 2015 (the date on which this Agreement shall expire, as such date may be extended in accordance with the terms of this Section 1 is hereinafter referred to as the "Expiration Date").  Subject to the terms of Section 6, unless the Executive or the Company gives at least thirty (30) days’ prior written notice to the other party of its desire to terminate this Agreement in accordance with Section 6 before the Expiration Date (the "Termination Notification Date"), this Agreement will be automatically extended for further period(s) of one year from the then current Expiration Date (the "Extended Period") on the same terms and conditions as herein set forth.  Except when the contrary is indicated, the phrase "the term of this Agreement" or the “Term” shall henceforth be deemed to include the Extended Period.

2.

Engagement of Executive.  The Company agrees to employ the Executive and the Executive accepts employment as Chief Executive Officer of BEC.

3.

Duties and Powers.  During the Term, the Executive will serve in the position described in Section 2 above and will have such responsibilities, duties and authorities, and will render such services of an executive and administrative character not inconsistent with those normally given to an executive of a a subsidiary of a public corporation, all in accordance with the terms and conditions of this Agreement and the business plan and capital budgets of BEC to be developed by the Executive and the Board of Directors of the Company (the “Board”) and to be approved by the Board and Executive from time to time. There shall not be a specific “time requirement” for performing the duties defined herein.   Subject to the limitations set forth in this Agreement, Executive shall devote Executive's best efforts, energies and abilities, and skill and attention to the business and affairs of the Company and its affiliates. Executive shall perform the duties and carry out the responsibilities assigned to the Executive to the best of the Executive's ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and its affiliates and shall adhere to any and all of the employment policies of the Company that will be created. Executive agrees that during the Employment Period Executive will not engage in any other business activity or have any business pursuits or interests which interfere or conflict with the performance of Executive's duties hereunder, provided, that nothing in this Section 3 shall be deemed to prohibit Executive from: (i) serving as a director or officer or both of such not-for-profit corporations as he may desire, joining and participating in such committees for community or national affairs as he may select and joining and serving on business corporation boards of directors or as an officer or both and engaging in other activities; (ii) investing in stock or any corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive  and its associates (as such term is defined in Regulation 14A promulgated under the Exchange Act), and the Executive's affiliates collectively do not own more than an aggregate of five (5%) percent of the stock of such corporation, or (iii) engaging in any of the activies described in Schedule A, including ownership interests in the companies referenced in Schedule A.  In addition, Executive shall be entitied to attend all Board and Committee meetings, and will have access to all information provided to the Board.

4.

Compensation.

(a)

Annual Base Salary.  During the Term, the Executive shall receive a base salary at the rate of $120,000 per annum (the “Annual Base Salary”), which shall be paid initially in semi-monthly installments and at all times in frequency consistant with other employees of Company, as determined from time to time by Company commencing on the signing of this Agreement and continuing through the Term.  The Company shall also pay Executive $10,000 upon signing of this Agreement in consideration of past due services to the Company.

The Executive shall be eligible for periodic salary increases, but not decreases, as determined in the sole discretion of the Compensation Committee of the Board (the “Committee”).  Unless increased by the Committee in its sole discretion, the Annual Base Salary shall apply for each year during the Term.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.  Executive may be paid performance bonuses at the direction of the Committee.

(b)

Stock Options.  For as long as Executive shall remain an employee of the Company, he shall be eligible to participate in the Company’s 2009 Equity Incentive Plan (the “Plan”) and all subsequent plans.  Upon execution of the Agreement, the Company and Executive shall enter into stock option agreements totalling 1,300,000 shares of Common Stock, consisting of the maximum $100,000 per year of Incentive Stock Options (100,000 shares) vesting each year and the remainder being Non-Qualified Stock Options (1,200,000 shares) under the Plan.  All of the foregoing options shall be  exercisable at $2.00 per share (equal to the fair market value of Blue Earth Common Stock when the business terms, including the Purchase Price, was reached between the parties, which was on December 4, 2013), and shall not be subject to the terms and conditions of a lock-up/leak-out agreement to be entered into on this date.

(c)

Benefits.  During the Term, the Executive (i) shall be entitled to participate in all employee benefit plans which any senior executive management officer of the Company is entitled to participate in (subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans, programs and arrangements) and shall not be entitled to a lesser grant of rights which any other employee of the Company receives under any such employee benefit plans; (ii) shall receive and participate in all profit sharing, incentive compensation, 401K plans and pension benefits and  executive retirement and supplemental benefits (collectively, “Pension Benefits”) which are  available to any other senior executive management officer of the Company; and (iii) shall receive health insurance programs, executive medical and dental benefits, life insurance, disability plans, accidental death and dismemberment benefits plus such other benefits which are available to the senior executive management of the Company (collectively, “Welfare Benefits”) which are generally available to other senior executives officers of the Company.  Notwithstanding the foregoing, the Company shall initially reimburse Executive for the cost associated with certain employee benefit plans, including health insurance, that will continue to cover Executive for a period of time following the Effective Date, which shall be mutually agreed to by the parties and set forth on Schedule B.

(d)

Business Expenses.  The Company shall pay the office rent and related overhead and excpenses of Executive during the Term, examples of which are set forth on Schedule B.  During the Term, the Company shall provide Executive with such assistance as mutually agreed to, including appropriate reimbursement for the costs associated with his executive assistant.  The Company will also reimburse executive for all reasonable and necessary travel, attendance of conferences and other business expenses related to the business of the Company as set forth in the mutually agreed upon business plan and the budget.

The parties shall mutually agree when a support person may be needed for finance modeling.

(e)

Insurance; Indemnification.  During the Term and thereafter while the Executive could have any liability, the Executive shall be named as an insured party in any liability insurance policy (including any director and officer liability policy and errors and omissions policy) maintained by the Company for its directors and/or senior executive officers.

5.

Success Fees; Carried and Equity Interest.

(a)

The Company hereby agrees to negotiate in good faith a success fee of between 0.5% and 2% of the aggregate consideration paid and/or received by the Company on a case-by-case basis on transactions introduced by the Executive and/or on which he was actively involved, provided that the parties acknoweledge that at 0.5% to 2% is generally well below for comparable tranactions.  The parties agree to take into consideration fees paid to third parties for such transactions when determining equitble success fees for the Executive.

(b)

When the Company establishes an investment fund, business development company, or similar entities for financing future projects, Executive will have a carried interest or other equity component in such finance entities, and such allocation shall be mutually agreed between the parties.

6.

Termination of Employment.

(a)

Death or Disability.  The Executive’s employment shall terminate upon the death of the Executive during the Term; provided, however, his estate shall be entitled to receive the success set forth in Section five for a period of one year after his death.  If it is determined that the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 15(c) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have resumed performance of any of his duties.  Prior to the Disability Effective Date, the Executive shall continue to be treated as if fully and actively employed by the Company for purposes of this Agreement, and without respect to whether or not the Executive is or is not determined to be Disabled.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Executive or spouse of the Executive and reasonably acceptable to the Company.

(b)

By the Company.

(i)

For Cause.  The Company may terminate the Executive’s employment during the Term for Cause.  For purposes of this Agreement, “Cause” shall mean:

(1)

the Executive’s conviction of, or plea of nolo contendere to, any felony (other than vicarious liability which results solely from Executive’s position, provided that Executive did not know, or should not have known, of any act or failure to act upon which such conviction or plea is based, or knew, but acted on the advice of counsel);

(2)

the Executive’s willful misconduct with regard to the Company having a material and demonstrable adverse effect on the financial condition of the Company and its subsidiaries, as a whole; provided that the Executive is given the opportunity to cure the same within 60 days after receipt of a detailed notice setting forth the particulars of the acts and how they materially and adversely effect the Company and its subsidiaries and further subject to the text following sub clause (3); or

(3)

the Executive’s failure to attempt to adhere to, or take affirmative steps to carry out, any legal, lawful and proper directive of the Board that are consistent with the duties and authorities set forth in this Agreement, after receipt of written notice from the Board and a reasonable opportunity to cure such non-adherence or failure to act.

The termination of Executive’s employment under 6(b)(2) and 6(b)(3) above shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (2) or (3) above, and specifying the particulars thereof in detail.  For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be considered willful unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s act or failure to act was in the Company’s best interests.  Any act, or failure to act, based upon authority granted pursuant to a duly adopted Board resolution or advice of counsel shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the Company’s best interests.

(c)

By the Executive.

(i)

Without Good Reason.  The Executive may terminate employment under this Agreement by giving Notice of Termination to the Company in accordance with Section 15(c) of this Agreement no less than 2 months prior to such termination, unless such termination is pursuant to Section (6)(c)(ii) below, or the Company elects to waive or reduce such notice requirement. In the event Executive ceases to be an employee of Blue Earth under this provision within thirty (30) months after the Effective Date, Executive shall forfeit any remaining Options that he received under this Agreement, which have not yet vested.

(ii)

With Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following reasons unless Executive has consented to waive the provision:

(1)

except as contemplated in Section 3 of this Agreement, any material diminution in the Executive’s title or position or material diminution in authority, duties or responsibilities as set forth herein;

(2)

the assignment of any material duties or responsibilities to the Executive that are not commensurate with the Executive’s title, authority or position as set forth herein;

(3)

a material decrease in Annual Base Salary, Employee Benefits or any other compensation hereunder, including success fees and carried interest described in Section 5;

(4)

any material diminution of benefits described in Sections 4(b), (c), (d) (e), or (f) of this Agreement;

(5)

any material breach of this Agreement by the Company after written notice from the Executive and a reasonable opportunity for the Company to cure such breach;

(6)

relocation of the Executive from his current location of domicile;

(7)

the Company is convicted or enters into a plea agreement in a court of law; the Company is found to have violated securities laws by the Securities and Exchange Commission, or other similar regulatory agency, or through a plea or similar settlement agreement;

(8)

the Company’s failure to materially support the activities of BEC consistent with the business plan or budget mutually agreed to by the parties; provided that the Company is given the opportunity to cure the same within 60 days after receipt of a detailed notice setting forth the particulars of how the Company is failing to support the activities of BEC.

(9)

In the event the parties are unable to agree upon success fees and carried interest and/or equity interests in a mutually agreed manner, the parties will submit such dispute to a mutually agreeable financial expert and thereafter to binding arbitration in Las Vegas, Nevada before the American Arbitration Association, provided that any such dispute be resolved within sixty (60) days from when it is first submitted to the financial expert.

For purposes of this Section 6(c)(ii), any good faith determination of “Good Reason” made by the Executive following a Change of Control shall be conclusive.

(d)

Notice of Termination.  Any termination by the Company for Cause, or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(c) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)

Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be two (2) months after the date on which the Executive notifies the Company of such termination (or such earlier date if approved by the Company), respectively, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

7.

Obligations of the Company upon Termination

(a)

Good Reason or Without Cause.  If, during the Term, the Executive shall terminate employment for Good Reason, or the Company shall terminate his employment without Cause:

(i)

the Company shall pay to or for the Executive, on the same dates he would have received the same if employment was not so terminated,  amounts equal to : (1) the Executive’s Annual Base Salary for a one year period from the date of termination; and (2)  any bonus earned during prior fiscal years but not yet paid to Executive and bonus payments for each year until the original Expiration Date or the Extended Period (if this Agreement was extended pursuant to Section 1 hereto); (3) all benefits set forth in Section 4, inclusive of, but not limited to Pension Benefits, Welfare Benefits and Other Benefits; (4) all compensation set forth in Section 5 and (5) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not theretofore paid (the sum of the amounts and benefits described in clauses (l), (2), (3) (4) and (5) shall be hereinafter referred to as the “Accrued Obligations”);

(ii)

to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such, other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);

(iii)

to the extent not already vested, Executive shall have ninety (90) days from the Date of Termination to exercise all outstanding rights for stock, warrants, or other equity ownership interests in the Company and Blue Earth which have then vested; provided, that if (a) the Executive does not timely exercise, and (b) the fair market value of the underlying stock is greater than the exercise price, then such option shall be deemed to have automatically been exercised (on a cashless basis) on the nintieth (90th) day following the Date of Termination.

(b)

Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of (1) the Executive’s Annual Base Salary earned during prior years but not yet paid; (2) any bonus earned during prior fiscal years but not yet paid to Executive and any bonus payments until the first year anniversary of the Date of Termination; and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and the timely payment or provision of Other Benefits.  The payment obligations described in this Subparagraph (b) shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

(c)

Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of  (1) the Executive’s Annual Base Salary earned during prior years but not yet paid; (2) any bonus earned during prior fiscal years but not yet paid to Executive and any bonus payments until the first year anniversary of the Date of Termination; and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive on the same dates as if employment was not terminated by reason of Disability. The Welfare Benefits shall continue through the Welfare Protection Period (as defined below).

(d)

Other than for Good Reason. If Executive voluntarily terminates employment during the Term (excluding a termination for Good Reason), this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of (1) the unpaid Executive’s Annual Base Salary; (2) any bonus earned during prior fiscal years but not yet paid to Executive; (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and the timely payment or provision of Other Benefits; and (4) Welfare Benefits for the Executive and his family for a period of two years after the Date of Termination (the “Welfare Period”). The payment obligations described in this Subparagraph (d) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e)

Cause: Other than for Good Reason.  If the Executive’s employment shall be terminated for Cause during the Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive, and (iii) Other Benefits, in each case to the extent theretofore unpaid.

Non-exclusivity of Rights

.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9.

Entire Agreement.  This Agreement and other documents executed concurrently herewith or referred to herein contain the sole and entire agreement and understanding of the parties and supersedes all prior oral understandings or agreements with respect to the subject matters contained herein.

10.

Confidentiality; Nondisparagement.

(a)

While employed by the Company and for a period of two (2) years thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of his duties hereunder, or when required to do so by legal process by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) or judicial authority or law that require him to divulge, disclose or make accessible such Confidential Information.  In the event that the Executive is so ordered, he shall give prompt written notice to the Company to allow the Company the opportunity to promptly object to or otherwise resist such order, provided, however, the Executive may disclose such Confidential Information if the failure to disclose would result in a penalty or assessment against him.

(b)

“Confidential Information” shall mean all information concerning the business of the Company or any Subsidiary (as defined below) relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies.  Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (ii) regarding the Company’s business or industry properly acquired by the Executive in the course of his career as an executive in the Company’s industry and independent of the Executive’s employment by the Company.  For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(c)

“Subsidiary” shall mean any corporation controlled directly or indirectly by the Company, as control is defined in Rule 405 of the Securities Act of 1933, as amended.

(d)

While employed by the Company and thereafter, the Executive agrees that he will not make public statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action (except as Executive reasonably believes is necessary in the course of performing his duties) which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations.  The Company agrees that, while the Executive is employed by the Company and thereafter, the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Executive or his business or reputation.  Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

11.

Non-competition and Non-solicitation.

(a)

For the longer of the the period while Executive is employed by the Company or for a period of two (2) years from the execution of this Agreement (the “Restricted Period”), the Executive shall not engage in Competition with the Company or any Subsidiary.  “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than five percent shareholder of a publicly traded company) or otherwise (together “Employment”).  A “Competitor” shall mean any corporation or other entity which derives at least 50% or more of its revenues from the conduct of business which competes, directly or indirectly, with the business conducted by the Company, as determined on the Date of Termination of the Executive’s employment unless the Executive does not oversee or manage activities of such entity which are competitive with activities of the Company or Subsidiary.  If the Executive commences Employment with any entity that is not a Competitor at the time the Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (i) such activities were contemplated by the Executive at the time the Executive initially commenced Employment or (ii) the Executive commences  overseeing or managing the activities of an entity which becomes a Competitor during the Restricted Period, which activities are competitive with the activities of the Company or Subsidiary.  In addition, the Executive may be employed by, or otherwise associated with, non-competing portions of the competing entity so long as he does not oversee, manage or contribute to the competing activities of the Competitor.  The Executive shall not be deemed to be overseeing, managing or contributing to the Competitor’s activities which are competitive with the activities of the Company or Subsidiary so long as he does not regularly participate in any discussions with regard to the conduct of, or take any act intended to facilitate the success of, the competing business.  Notwithstanding the foregoing, the activies described on Schedule A shall not be considered to be in Competition with the Company.

(b)

Notwithstanding the foregoing Section 11(a), in the event that during the Restricted Period the Executive desires to accept Employment with a Competitor which, in the Executive’s reasonable judgment, competes with an insignificant portion of the business conducted by the Company or Subsidiary, the Executive shall have the right, prior to accepting such Employment, to submit a written request to the Company for a limited waiver of the Company’s right to enforce the provisions of this Section 11; for which the Company shall not unreasonably withhold it’s consent to the limited waiver.  If the Company determines, in its good faith reasonable judgment, that the Executive’s proposed Employment with the Competitor would not result in more than an insignificant level of competition with the business conducted by the Company or Subsidiary at either the time such request is made or in the then foreseeable future, the Company shall grant the Executive the requested waiver.

(c)

During the Restricted Period, the Executive shall not induce employees of the Company or any Subsidiary to terminate their employment, nor shall the Executive solicit or encourage any corporation or other entity in a joint venture relationship, directly or indirectly, with the Company or any Subsidiary, to terminate or diminish their relationship with the Company or any Subsidiary or to violate any agreement with any of them.  During such period, the Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 90 days of such hiring.

(d)

The Executive’s compliance with the non-competition and non-solicitation provisions of this Section 11 shall be deemed compliant with any other non-competition or non-solicitation provision agreed to between the Executive and the Company, including but not limited to any stock option or equity grants.

(e)

The parties recognize that the Executive’s agreement to comply with the foregoing non-competition and non-solicitation provisions are in consideration for 200,000 of the non-qualified stock options granted to him pursuant to the Sale of Goodwill Agreement dated as of the date hereof.

12.

 Successors.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor to all or substantially all of the business (whether direct or indirect, by purchase of ownership interests, merger, consolidation or otherwise and/or purchase of assets of the Company) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13.

Full Settlement: No Mitigation: No Offset.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In the event of any termination of employment, the Executive shall be under no obligation to seek other employment, and amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may maintain other than substantially comparable Welfare Benefits provided by a new employer.

14.

Remedies.  If the Executive materially breaches any of the provisions contained in Sections 10 or 11 above, the Company shall have the right to immediately seek injunctive relief.  The Executive acknowledges that such a breach of Sections 10 or 11 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 10 or 11 has occurred.

15.

Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without reference to principles of conflict of laws.  Any disputes with respect to the interpretation of this Agreement or the rights and obligations of the parties hereto shall be exclusively brought in any federal or state court of competent jurisdiction located in the City of Las Vegas, State of Nevada. Each of the parties waives any right to object to the jurisdiction or venue of such courts or to claim that such courts are an inconvenient forum.

(b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Donald R. Kendall, Jr. c/o Kenmont Solutions Capital GP, LLC 711 Louisiana, Suite 1750 Pennzoil Building, South Tower Houston, Texas 77002
If to the Company:

Blue Earth, Inc. 2298 Horizon Ridge Parkway, Suite 205 Henderson, NV 89052 Attn: Johnny R. Thomas, CEO

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 6(c)(ii)(1) through (6) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)

Compliance with Code Section 409A and Other Applicable Provisions of the Internal Revenue Code.

(i)

It is intended that (1) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Internal Revenue Code (“Code”) Section 409A, and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary herein, if the Company determines (1) that on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.  Any payments delayed pursuant to this Section 14(f)(i) shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.  It is intended that Agreement shall comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.  For the avoidance of doubt, all payments required to be paid hereunder shall be paid to Executive pursuant to the terms of this Agreement even if such payment fails to comply with the provisions of Code Section 409A.

(ii)

In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

(iii)

Notwithstanding anything herein to the contrary, a termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and Treasury Regulation 1.409A-1(h)) (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Code Section 409A (and Treasury Regulation 1.409A-1(h)), and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination date,” or similar terms shall mean “separation from service.”

(iv)

For the avoidance of doubt, the Company shall pay any amounts that are due under this Agreement following Executive’s termination of employment, death, Disability or other event within the periods of time that are specified in this Agreement, provided, however, that the Company, in its sole and absolute discretion, shall determine the date or dates on which any such payment shall be made during such specified period.

(v)

By accepting this Agreement, Executive hereby agrees and acknowledges that neither the Company nor its Subsidiaries make any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to Executive hereunder.  Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Code Section 409A to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Code Section 409A to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Code Section 409A that my occur in connection with this Agreement.  The Parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.

(vi)

The parties agree that the incentive options and non-qualified stock options granted to Executive as of the date hereof are in conformity with Section 409A, and specifically do not provide for the deferral of compensation pursuant to Treasury Regulation 1.409A-1(b)(5).  Furthermore, neither party shall take a contrary position before the Internal Revenue Service or other governing authority.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Blue Earth, Inc.

By:  /s/  Johnny R. Thomas

Name:  Johnny R. Thomas

Title:   CEO

/s/ Donald R. Kendall, Jr.

Donald R. Kendall, Jr.

SCHEDULE A

Blue Earth, Inc. Employment Agreement

Donald R. Kendall, Jr. Permitted Activities

In addition to non profit boards and committees, personal investing and boards; the following activities are permitted under the documents outlining the relationships between Blue Earth, Inc., Blue Earth Capital and affiliates and Donald R. Kendall, Jr. and Kenmont Solutions Capital:

1)

Kenmont activities outside of Kenmont Solutions Capital (including but not limited to Private Equity and Private Equity Fund of Funds); Kenmont Investment Management; advisory activities related to Carolina Financial Group, Corridor Energy LLC, Aura Systems, Inc. (including a possible role as Chair, Vice Chair or board member), Best Tech Brands, LLC (Additech Inc.), Oorja Protonics Inc. ; small scale lending (anything that Blue Earth Capital is interested in will be shown to them first after the date here of); Executive Committee of Dopotta, Jwala and Nitani Game Preserves; Advisory and Management of MLP Activities;  Advisory and Management of Secondary Activities; and Advisory and Management of Workout Activities

2)

Significant Board of Director positions:

a.

American Midstream Partners, L.P.

b.

Solar City Corporation

c.

SGE Management, LLC (“Stream Energy”)

d.

Tangent Energy Solutions, Inc.

SCHEDULE B

Welfare Benefits

[TBD]

Business Expenses

The parties to this Agreement shall mutually agree to an initial budget promptly upon the execution of this Agreement.  Within sixty (60) days from the execution of this Agreement, the parties shall mutually agree upon a business plan and final budget.  The Company shall have the option to pay all business expenses in either cash or shares of Blue Earth Common Stock for the earlier of one year from the date of this Agreement or until one or more success milestones are met.  All shares of Common Stock will be valued at the ten (10)-day closing average price determined on the last day of each month and paid three months in advance with the first quarter due and payable upon execution of this Agreement.